U.S. Securities and Exchange Commission
Washington, D.C. 20549


     We have read One World Online.com, Inc. Form 8-K dated June 29, 1999 regarding "Charges in Registrant's Certifying Accountant" and as pertaining to our firm, we agree with the statements contained herein.


                                            TANNER + CO.











Salt Lake City, Utah
July 14, 1999